 Exhibit 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

THIS EXECUTIVE EMPLOYMENT AGREEMENT (the “Agreement”) is entered into by and between Flexsteel Industries, Inc. (the “Company”), and Jerald K. Dittmer (“Executive”) (the Company and Executive, collectively, the “Parties” and each, a “Party”) as of the date of Executive’s signature below and is effective as of the Executive’s start date with the Company, which is anticipated to be December 28, 2018, 12:01 a.m. (the “Effective Date”).

WHEREAS, Executive wishes to be employed by the Company and the Company desires to employ Executive as its President and Chief Executive Officer (“CEO”) on the terms and conditions set forth in this Agreement;

WHEREAS the Company desires to employ Executive as its CEO according to the terms and conditions of this Agreement and the Company’s Board of Directors (the “Board”) has authorized such offer of employment;

WHEREAS the Company’s offer of employment made to Executive, and the Company’s offer of this Agreement and the consideration and benefits provided herein, are contingent on Executive signing and accepting that certain Confidentiality and Noncompetition Agreement between Executive and the Company (the “Confidentiality Agreement”), a copy of which is attached hereto as Exhibit A; and

WHEREAS, Executive has executed, agreed to fulfill, and has delivered to the Company such executed, Confidentiality Agreement.

NOW, THEREFORE, in consideration of and reliance on these recitals and premises, which are hereby incorporated, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and intending to be legally bound, the Parties agree as follows:

1.       Employment; Employment Term. Upon the terms and conditions hereinafter set forth, the Company hereby agrees to retain the services of Executive and Executive hereby accepts such employment and agrees to faithfully and diligently serve as directed by the Board, and in accordance with this Agreement, commencing on the Effective Date and continuing until terminated pursuant to Section 5 of this Agreement (the “Employment Term”).

2.       Duties.

(a)       Services. During the Employment Term, Executive agrees to serve as CEO of the Company and shall render Executive’s duties as CEO in a manner that is consistent with Executive’s position within the Company and as assigned by the Board, and/or at the option of the Board. Additionally, as soon as practicable after the Effective Date, the Board will elect Executive to the Board of Directors and Executive will thereafter stand for reelection to the Board as provided for in the Bylaws. Executive also agrees to serve as any elected/appointed director or officer of any subsidiary of the Company that the Company may, in its sole discretion, deem fit and Executive shall serve in such capacity or capacities without additional compensation during the Employment Term. Executive shall spend substantially all of Executive’s business time and attention at the Company’s headquarters in Dubuque, Iowa, however Executive’s employment under this Agreement will require travel and stay outside Dubuque, Iowa and the United States in order to fulfill Executive’s duties hereunder.

(b)       Certain Obligations. During the Employment Term, Executive (i) shall devote 100% of Executive’s business time and attention to achieve, in accordance with the policies and directives of the Board, and/or, at the option of the Board, the CEO, established from time to time in its/their/Executive’s discretion, the objectives of the Company, (ii) shall be subject to, and comply with, the rules, practices and policies applicable to executive employees whether reflected in an employee handbook, code of conduct, compliance policy or otherwise, as the same may exist and be amended from time to time, of the Company; and (iii) shall not engage in any business activities other than the performance of Executive’s duties under this Agreement. Notwithstanding the foregoing, provided that Employee does not violate the Confidentiality Agreement, Executive may participate in civic, religious and charitable activities, may make passive personal investments in other entities, and may serve as a director for the entities and in the capacities set forth on Exhibit B hereto, or as otherwise approved by the Board in writing.

3.       Compensation. For the services rendered herein by Executive, and the promises and covenants made by Executive herein, during the Employment Term the Company shall pay compensation to Executive as follows.

(a)       Base Salary. In exchange for Executive’s services, the Company shall pay to Executive the sum of SEVEN HUNDRED THOUSAND DOLLARS ($700,000) as an annual salary (the “Base Salary”), payable in accordance with the normal payroll practices of the Company. The Board may review Executive’s Base Salary and may, in its sole discretion, adjust Executive’s Base Salary upon such review.

(b)       Signing Bonus. In Exchange for Executive’s acceptance of the Company’s offer of employment and the terms and conditions of this Agreement, the Company will provide Executive a signing bonus (the “Signing Bonus”) on the Effective Date in the form of (i) an option to purchase 30,000 shares of common stock under the Omnibus Stock Plan and (ii) an option to purchase 55,000 shares of common stock outside of any Company stock plan as an inducement grant under Nasdaq rules and under substantially similar terms to the Omnibus Stock Plan grant. The exercise price of these options will be the Company’s closing stock price on the Effective Date. One third of these options will vest on each of July 1, 2019, July 1, 2020 and July 1, 2021. Notwithstanding the foregoing, Executive will not receive the Signing Bonus unless and until the conditions and obligations set forth in Section 7 below are met and fulfilled.

(c)       Annual Incentive. Executive will be eligible to participate in the Company’s Cash Incentive Plan (“CIP”). Executive’s participation in the CIP is initially set at 115% of his base salary at a target award. Executive’s participation for fiscal year 2019 will be prorated for days employed and the prorated amount of the award will be guaranteed at the target level and subject to increase if the target level is exceeded. The Compensation Committee of the Board of Directors establishes the goals for executive officers under the CIP annually with input from the CEO.

(d)       Long-Term Incentive. Executive will be eligible to participate in the Company’s Long-Term Incentive Plan (“LTIP”) beginning with the July 1, 2019 through June 30, 2022 performance period. Executive’s participation in the LTIP is set at 85% of his base salary at a target award. The Compensation Committee of the Board of Directors will establish the goals for the execute officers for the future three-year performance periods with input from the CEO.

(e)       Special Hiring Award. In lieu of an award under the LTIP for performance periods beginning before July 1, 2019, Executive will be granted on the Effective Date a special hiring award of $750,000 in the form of a combination of Restricted Stock Units and Restricted Stock in an aggregate number based upon the average closing price for the ten trading days prior to the Effective Date will be granted on the Effective Date and will vest as follows:

Grant Date Value	Vesting Date
$125,000	July 1, 2019
$250,000	July 1, 2020
$250,000	July 1, 2021
$125,000	July 1, 2022

(f)       No Additional Compensation. Except for compensation set forth in this Agreement, Executive shall not receive additional compensation in connection with providing services to or holding executive or directorial office(s) in the Company or any of its subsidiaries unless otherwise agreed to by Executive and the Company in the Company’s sole discretion.

4.       Benefits. During Executive’s employment with the Company, Executive shall be entitled to participate in all retirement plans, health plans, paid time off benefits and other employee benefits and policies (including expense reimbursement policies) made available by the Company to its officers and/or executive employees generally, as they may change from time to time. Executive shall also be eligible to participate in the Company’s supplemental health insurance plan and furniture program. Further, the Company shall reimburse Executive for annual membership fees to a Dubuque, Iowa area country club and for Executive’s annual personal income tax preparation and filing fees. Executive acknowledges and agrees that except as specifically set forth in this Agreement, the Company is under no obligation to Executive to establish or maintain any specific employee benefits in which Executive may participate, and that Executive’s eligibility for employee benefits shall be governed by the terms and provisions of the Company benefit plans or policies, all of which are subject to change by the Company, subject to applicable law. Upon the termination of Executive’s employment, Executive shall be entitled to continue those benefits as may be required by state or federal law. In addition, Executive is expected to relocate he and his family to Dubuque, Iowa. Executive will be paid $150,000 to cover all relocation related expenses and is not entitled to any other reimbursement for such expenses. This $150,000 amount will be fully grossed up for federal and state income taxes and for Medicare taxes. Executive agrees that if he voluntarily terminates his employment with the Company within 2 years of the Effective Date, the $150,000 relocation expense payment (prorated for length of service within the 2 years) will be immediately repaid to the Company.

5.       Termination; Severance Opportunity.

(a)       At-Will Employment. Executive and the Company agree that Executive’s employment with the Company is at-will and either Executive or the Company, by and through the Board, may terminate Executive’s employment, at any time, with or without any cause, with no prior notice.

(b)       Payments Upon Separation. When Executive’s employment with the Company ends, for any reason, the Company shall pay to Executive: (i) any earned but unpaid Base Salary through the Employee’s last day of employment with the Company (such date, the “Separation Date”); and (ii) any unreimbursed but validly reimbursable business expenses incurred by Executive on or before the Separation Date. Upon the termination of Executive’s employment for any reason, Executive shall be entitled to continue those benefits as may be required by state or federal law at Executive’s own cost and expense.

(c)       Participation in Severance Plan. Executive shall have the opportunity to participate in the Company’s Severance Plan for Management Employees dated October 25, 2018, and as amended (the “Severance Plan”) according to its terms and conditions. Executive’s eligibility to receive any severance payments shall be exclusively governed by the terms and conditions of the Severance Plan.

(d)       Resignation From Board. When Executive’s employment with the Company ends, for any reason, Executive agrees to resign from the Company’s Board.

6.       Representations. Executive represents and warrants that:

(a)       Executive’s performance of all the terms and duties set forth in this Agreement will not breach any agreement to keep in confidence proprietary information acquired by Executive in confidence or in trust prior to or outside of Executive’s employment by the Company. Executive hereby represents and warrants that Executive has not entered into, and will not enter into, any oral or written agreement in conflict herewith. The Company acknowledges Executive’s letter of agreement with HNI Corporation dated February 16, 2018. The Company represents, warrants, and covenants that it will not encourage or require executive to engagement in activities in violation of such agreement.

(b)       Executive is not subject to any other agreement that Executive will violate by working with the Company or in the position for which the Company has hired Executive. Further, Executive represents that no conflict of interest or a breach of Executive’s fiduciary duties will result by working with and performing duties for the Company.

(c)       Executive has carefully read this Agreement and that Executive has asked any questions needed for Executive to understand the terms, consequences and binding effect of this Agreement and fully understands it and that Executive has been provided an opportunity to seek the advice of legal counsel of Executive’s choice before signing this Agreement.

(d)       During the period in which Executive receives any severance benefits under the Severance Plan that Executive will provide a prompt response to Company in the event Company requests information connected to Executive’s employment with the Company or regarding non-confidential information regarding Executive’s subsequent employment after ceasing to be an employee of the Company.

(e)       Executive is not currently involved, directly or indirectly, in any litigation as a defendant or as a party subject to any counterclaims, nor is any such litigation threatened against Executive, directly or indirectly.

7.       Drug Screening/Form I-9. Executive understands and agrees that he must complete pre-employment drug screening determined by, and to the satisfaction of, the Company. In addition, Executive must complete the employee portion of a federal Form I-9 and provide any documentation required by such form within three days after the Effective Date. In the event any pre-employment drug screening is not successful to the satisfaction of the Company or that Executive does not fulfill his obligations related to the Form I-9 demonstrating his authorization to work in the United States, this Agreement will be null and void.

8.       Miscellaneous.

(a)       Notices. All notices, requests, consents and other communications hereunder (i) shall be in writing, (ii) shall be effective upon receipt, and (iii) shall be sufficient if delivered personally, electronically with receipt confirmation, or by mail, in each case addressed as follows:

If to the Company:

Flexsteel Industries, Inc.

Chair of the Compensation Committee

385 Bell Street

Dubuque, Iowa 52001

With a copy to:

Gray Plant Mooty

500 IDS Center

80 South Eighth Street

Minneapolis, MN USA 55402

Attn: JC Anderson

Email: JC.Anderson@gpmlaw.com

If to Executive:

To Executive’s most recent residential address or otherwise known by the Company or any other address Executive may provide to the Company in writing.

(b)       Entire Agreement. This Agreement (including its Exhibits), the Confidentiality Agreement, the Severance Plan, CIP, LTIP, Omnibus Incentive Plan, Benefits Summary, 401K plan, Supplemental Health Plan, and related benefit agreements constitute the entire agreement by and between the Parties with respect to the subject matter contained herein and supersede all prior agreements or understandings, oral or written, with respect to the subject matter contained herein. Notwithstanding the foregoing, Executive shall remain subject to and bound by any employee handbook and any other employee policies adopted from time to time.

(c)        Amendments; Waivers; Etc. This Agreement may not be altered, amended or modified in any manner, nor may any of its provisions be waived, except by written amendment executed by the Parties hereto that specifically states that they intended to alter, amend or modify this Agreement. No provision of this Agreement may be waived by either Party hereto except by written waiver executed by the waiving party that specifically states that it intends to waive a right hereunder. Any such waiver, alteration, amendment or modification shall be effective only in the specific instance and for the specific purpose for which it was given. No remedy herein conferred upon or reserved by a Party is intended to be exclusive of any other available remedy, but each and every such remedy shall be cumulative and in addition to every other remedy given under this Agreement or in connection with this Agreement and now or hereafter existing at law or in equity.

(d)        Governing Law and Venue. This Agreement and the rights of the Parties shall be governed by and construed and enforced in accordance with the laws of the State of Iowa, without regard to any state’s choice of law principles or rules. The venue for any action hereunder shall be in the State of Iowa, County of Dubuque, whether or not such venue is or subsequently becomes inconvenient, and the parties consent to the jurisdiction of the state and federal courts in or applicable to the State of Iowa, County of Dubuque.

(e)       Successors and Assigns. Neither this Agreement nor any rights or obligations hereunder are assignable by Executive. The Company shall have the right to assign its rights and obligations under this Agreement to any affiliate or successor of the Company. This Agreement will be binding upon and inure to the benefit of (a) the heirs, executors and legal representatives of Executive upon Executive’s death and (b) any successor of the Company. Any such successor of the Company (including but not limited to any person or entity which at any time, whether by purchase, merger or otherwise, directly or indirectly acquires all or substantially all of the assets or business of the Company) will be deemed substituted for the Company under the terms of this Agreement for all purposes.

(g)       Counterparts. This Agreement may be executed in any number of counterparts, each of which when so executed and delivered shall be deemed an original, and all of which together shall constitute one and the same instrument.

(h)       Tax Withholding. All payments made pursuant to this Agreement will be subject to withholding of applicable taxes.

(i)       Section Headings. The headings of the sections and subsections of this Agreement are inserted for convenience only and shall not be deemed to constitute a part thereof, affect the meaning or interpretation of this Agreement or of any term or provision hereof.

SIGNATURE PAGE TO EXECUTIVE EMPLOYMENT AGREEMENT

IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date set forth below.

EXECUTIVE

December 17, 2018	/s/ Jerald K. Dittmer
Date		Jerald K. Dittmer

FLEXSTEEL INDUSTRIES, INC.

December 17, 2018	By:	/s/ Thomas M. Levine
Date		Thomas M. Levine
	Its:	Chair of the Board

Flexsteel Industries, Inc. 385 Bell Street Dubuque, IA 52001	T 563.556.7730 F 563.556.8345 www.flexsteel.com	EXHIBIT A

CONFIDENTIALITY AND NONCOMPETITION AGREEMENT

Agreement made December 28, 2018 between Flexsteel Industries, Inc., a corporation organized and existing under the laws of Minnesota, with its principal office located at 385 Bell Street, Dubuque, Iowa (“Flexsteel”) on behalf of itself and its subsidiaries and Jerald K. Dittmer (“Employee”)(collectively referred to as the “Parties”).

RECITALS

Flexsteel has employed Employee to devote his/her full time, attention, and energies to the business of Flexsteel and to use his/her best efforts, skill, and abilities in performing the specific duties of such employment, and Employee shall not, without prior written consent of Flexsteel, either directly or indirectly, engage in any other occupation, profession or business.

As a result of the employment by Flexsteel, Employee will have access to information not generally known to the general public or in the industry(s) in which Flexsteel is or may become engaged about Flexsteel’s business/functional strategies, product design and development), processes, customers, services, suppliers, pricing policies, marketing strategies and related matters. In addition, Flexsteel may provide training to Employee in relation to these areas. It is the desire of Flexsteel and Employee that all such training and information be and remain confidential.

In consideration of the matters described above, and of the mutual benefits and obligations set forth in this Agreement, the Parties agree as follows:

SECTION ONE: CONFIDENTIALITY

A.	Nondisclosure. Employee shall not, during or after the term of this Agreement, directly or indirectly, use, disseminate, or disclose to any person (including other employees of Flexsteel not having a need to know or authority to know), firm or other business entity for any purpose whatsoever, any information not generally known in the industry in which Flexsteel is or may be engaged which was disclosed to Employee or known by Employee as a result of or through his/her employment by Flexsteel. This includes information regarding Flexsteel’s employee’s products, processes, customers, services, suppliers, pricing policies and related matters, and also includes information relating to research, development, inventions, manufacture, purchasing, accounting, engineering, marketing, merchandising, and selling.

B.	Confidential Relationship. Employee shall hold in a fiduciary capacity for the benefit of Flexsteel all information in paragraph A above, along with any and all inventions, discoveries, concepts, ideas, improvements, ideas, improvements or know-how, discovered or developed by Employee, solely or jointly with other employees, during the term of this Agreement, which may be directly or indirectly useful in or related to the business of Flexsteel or its subsidiaries, or may be within the scope of its or their research or development work.

C.	Customer Lists. Employee shall, at the time of and during employment, furnish a complete list of all the correct names and places of businesses of all its customers, immediately notify Flexsteel of the name and address of any new customer, and report all changes in location of old customers, so that upon the termination of employment, Flexsteel will have a complete list of the correct names and addresses of customer with whom Employee has dealt.

Flexsteel Industries, Inc. 385 Bell Street Dubuque, IA 52001	T 563.556.7730 F 563.556.8345 www.flexsteel.com

D.	Return of Documents. To protect the interests of Flexsteel, Employee agrees that, during or after the termination of Employee’s employment by Flexsteel, all documents, records, notebooks, and similar repositories containing such information described in paragraphs A, B and C above, including copies of such items, then in Employee’s possession or work area, whether prepared by Employee or others, are the property of Flexsteel and shall be returned to Flexsteel upon Flexsteel’s request.

 SECTION TWO: NON-DISPARAGEMENT

The Employee agrees and covenants that the Employee will not at any time make, publish, or communicate to any person or entity or in any public forum any defamatory or disparaging remarks, comments, or statements concerning Flexsteel or its businesses, or its employees, officers and existing and prospective customers, suppliers and other associated third parties.

This section does not, in any way, restrict or impede the Employee from exercising protected rights to the extent that such rights cannot be waived by agreement, including but not limited to Employee’s section 7 rights under the NLRA, or from complying with any applicable law or agency, provided that such compliance does not exceed that required by the law, regulation or order. The employee shall promptly provide such written notices of such order to Flexsteel’s legal department.

SECTION THREE: NONCOMPETITION

A.	Employee Conduct with Respect to Competitors. During the term of Employee’s employment by Flexsteel and for twelve (12) months after termination of such employment, Employee agrees that Employee will not, without the prior written consent of Flexsteel, directly or indirectly, whether as an employee, officer, director, independent contractor, consultant, stockholder, partner, or otherwise, engage in or assist others to engage in or have any interest in any business which competes with Flexsteel in any geographic area in which Flexsteel markets or has marketed its products during the year preceding termination.

B.	Solicitation of Employees. Employee agrees that during the term of Employee’s employment and for twelve (12) months after the termination of such employment, Employee will not induce or attempt to induce any person who is an employee of Flexsteel to leave the employ of Flexsteel and engage in any business which competes with Flexsteel.

C.	Maximum Restrictions of Time, Scope, and Geographic Area Intended. The Parties agree and acknowledge that the time, scope and geographic area and other provisions of this Agreement are reasonable under these circumstances. Employee further agrees that if, despite the express agreement of the parties to this Agreement, a court is expressly authorized to modify any unenforceable provision of this Agreement in lieu of severing the unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, or deleting any or all of the offending provision, adding additional language to this Agreement, or by making any other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent as permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them.

Flexsteel Industries, Inc. 385 Bell Street Dubuque, IA 52001	T 563.556.7730 F 563.556.8345 www.flexsteel.com

SECTION FOUR: BREACH OF AGREEMENT

A.	Remedies. Employee agrees that violating Section One of this Agreement at any time, including during litigation, will produce damages and injury to Flexsteel. In the event of the breach or, or threatened breach by Employee of Section One of this Agreement, Flexsteel shall be entitled to seek injunctive relief, both preliminary and permanent, enjoining and restraining such breach or threatened breach. Such remedies shall be in addition to all other remedies available to Flexsteel in law or in equity, including by not limited to Flexsteel’s right to recover from Employee any and all damages that may be sustained as a result of Employee’s breach.

B.	Agreement Survives Termination. All rights of the Parties pursuant to this Agreement shall survive any termination.

C.	Choice of Law. The validity, interpretation, and performance of this Agreement shall be controlled and construed under the laws of Iowa.

D.	Attorney’s Fees. If an attorney shall be retained to interpret or enforce the provisions of this Agreement, the prevailing party shall be entitled to reasonable attorney fees, including any such fees set by the trial or appellate court upon trial or appeal.

SECTION FIVE: MISCELLANEOUS

A.	Entire Agreement. This Agreement contains all the understandings and representations between Employee and Flexsteel pertaining to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements and representations, both oral and written, with respect to such subject matter.

B.	Counterparts. This Agreement may be executed in counterparts, each of which shall be deemed an original, but all of which taken together shall constitute one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document, has the same effect as delivery of an executed original of this Agreement.

Nothing in this Agreement shall be construed to in any way terminate, supersede, undermine, or otherwise modify the “at-will” status of the employment relationship between Flexsteel and the Employee, pursuant to which either Flexsteel or the Employee may terminate the employment relationship at any time, with or without cause, and with or without notice.

EMPLOYEE	FLEXSTEEL INDUSTRIES, INC.
By:	By:

Name: Jerald K. Dittmer	Name: Thomas M. Levine
Title: President/CEO	Title: Chair of the Board
Date: December 28, 2018	Date: December 28, 2018

EXHIBIT B

Commitments and/or Investment

None.

B-1